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                                                                   EXHIBIT 23.01

          CONSENT OF KPMG LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
of PharmChem, Inc.:

We consent to the incorporation by reference in the registration statements (File numbers 33-45481, 33-64770 and 333-36885) on Forms S-8 of PharmChem, Inc. of our report dated March 18, 2003, with respect to the consolidated balance sheets of PharmChem, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity, cash flows, and Comprehensive Income (loss) for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K of PharmChem, Inc.


KPMG LLP


Dallas, Texas
March 18, 2003